Exhibit 1

EXECUTION VERSION

[*]

28 June 2019

Enel S.p.A.

Viale Regina Margherita 137

00198 Rome

Italy

Attention:

Alberto Maria Giuseppe De Paoli

Re: Share Swap Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [*] (“[*]”) and ENEL S.p.A. (the “Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below, and supersedes all or any prior written or oral agreements in relation to the Transaction.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

References in this Confirmation to “Transaction” shall be deemed to be references to “Swap Transaction” for the purposes of interpreting the Swap Definitions, and references in the Swap Definitions to “Swap Transaction” shall be deemed to be references to “Transaction” for the purposes of interpreting this Confirmation.

1. This Confirmation evidences a complete and binding agreement between [*] and the Counterparty as to the terms of the Transaction, which shall be deemed to form a part of, and be subject to a separate ISDA Master Agreement on the same terms as the ISDA Master Agreement dated as of [*], as amended and supplemented from time to time, between [*] and the Counterparty but excluding any Credit Support Annex or other collateral agreement and excluding for the avoidance of doubt any transaction thereunder, effective on the Trade Date specified below (the “Agreement”). In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction evidenced herein.

2.       The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Trade Date:	28 June 2019
Effective Date:	1 July 2019
Termination Date:	If Cash Settlement applies, the Cash Settlement Payment Date, if Physical Settlement applies, the Settlement Date.
Shares:	Common stock (ISIN CLP371861061) of Enel Americas SA (the “Issuer”) (Bloomberg Ticker: ENELAM CI <Equity>).
Exchange(s):	Santiago Stock Exchange
Related Exchange(s):	All Exchanges

Floating Amount:

Floating Amount Payer:	Counterparty
Notional Amount:

In respect of any day, the Equity Notional Amount applicable on such day, provided that:

(a)   in respect of any Calculation Period during which any part of the Initial Hedging Period occurs but no part of the Final Hedging Period occurs, the Notional Amount applicable in respect of determining the Floating Amount in respect of such Calculation Period shall be the arithmetic average of the Equity Notional Amounts applicable on each day during such Calculation Period; and

(b)   in respect of any Calculation Period during which any part of the Final Hedging Period occurs, the Notional Amount applicable in respect of determining the Floating Amount in respect of such Calculation Period shall be the arithmetic average of the following amounts determined by the Calculation Agent in respect of each day during such Calculation Period:

(i) the Equity Notional Amount on such day; multiplied by;

(ii) the applicable Number of Shares, less the number of Shares in respect of which the Hedging Party has terminated or liquidated its Hedge Positions in respect of the Transaction on or prior to such day (as determined by the Hedging Party and notified to the Calculation Agent); divided by

(iii) the applicable Number of Shares.

Floating Rate Payment Dates:	Each quarterly anniversary of the Effective Date, from and including the date falling 3 calendar months after the Effective Date to the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention, and the Termination Date.
Floating Rate Option:

[*]

To the extent that (i) Regulation (EU) 2016/2011 of the European Parliament and of the Council of 8 June 2016 (as amended from the time to time, the “EU Benchmark Regulation”) would apply in relation to the benchmark specified as the Floating Rate Option and (ii) (a) such benchmark materially changes or ceases to be provided (in each case, within the meaning of the EU Benchmark Regulation) or (b) the use of such benchmark is no longer permitted under the EU Benchmark Regulation, then the Calculation Agent shall determine a replacement benchmark as the Floating Rate Option.

Floating Rate Day Count Fraction:	Actual/360
Designated Maturity:	[*]
Spread:	[*]%
Reset Dates:	The first day of each Calculation Period
Business Days:	New York

Equity Amounts:

Equity Amount Payer:	[*]
Equity Amount Receiver:	Counterparty
Number of Shares:	On any day from, and including, the Effective Date, the number of Shares, not to exceed the Maximum Number of Shares, in respect of which the Hedging Party has established Initial Hedge Positions on and prior to such day, as determined by the Calculation Agent, provided that such number of Shares shall be increased, on the date on which the Hedging Party shall pay the Subscription Price in respect of any Deemed Shares (or, in the event that the Hedging Party does not pay the Subscription Price in respect of any Deemed Shares by the last Scheduled Trading Day on which Rights may be exercised during each of the Mandatory Period and the Voluntary Period, as applicable, such number of Shares shall be increased on such last Scheduled Trading Day on which Rights may be exercised during each of the Mandatory Period and the Voluntary Period, as applicable), by a number of Shares equal to the number of Deemed Shares in respect of which the Hedging Party has paid the Subscription Price (or, if applicable, the remaining number of Deemed Shares on the last Scheduled Trading Day on which Rights may be exercised during each of the Mandatory Period and the Voluntary Period, as applicable), and, for the avoidance of doubt, such Deemed Shares shall not, when calculating the Number of Shares, be included again on the date on which such Shares are actually subscribed for by, or delivered to, the Hedging Party.
Rights:	Preemptive subscription rights to subscribe for Shares granted by the Issuer in connection with the capital increase approved by the Issuer’s shareholders on April 30, 2019.
Purchased Rights:	The sum of the Mandatory Period Purchased Rights and the Voluntary Period Purchased Rights purchased by the Hedging Party during the Rights Acquisition Period.

Rights Acquisition Period:	The period beginning on, and including, the first day of the Mandatory Period and ending on, and including, the last day of the Voluntary Period.
Mandatory Period Purchased Rights:	Rights purchased by the Hedging Party during the Mandatory Period in connection with establishing Initial Hedge Positions in respect of the Transaction, as determined by the Calculation Agent.
Voluntary Period Purchased Rights:	Rights purchased by the Hedging Party during the Voluntary Period in connection with establishing Initial Hedge Positions in respect of the Transaction, as determined by the Calculation Agent.
Restricted Period:	The “restricted period” (as defined in Regulation M under the Securities Exchange Act of 1934, as amended (“Regulation M”)) applicable to the offering of the Shares underlying the Rights, which began on, and included, the Scheduled Trading Day immediately preceding the first Scheduled Trading Day of the observation period used to establish the subscription price for the Shares underlying the Rights and will end on, and include, the date on which the offering of the Shares underlying the Rights is completed and such Shares have been issued and will include the Mandatory Period, the Voluntary Period, if any, and the period during which the Issuer distributes any Shares that remain unsubscribed at the end of the Voluntary Period.
Mandatory Period:	The period of the statutory preemptive rights offering, which is expected to be a period of 30 days beginning on, and including, the first day following the observation period used to establish the subscription price for the Shares underlying the Rights.
Voluntary Period:	The period of the subsequent rights offering, if any, which is expected to be a period of 24 days following the commencement of such subsequent rights offering.
Deemed Shares:	On any day from and including the first day of the Mandatory Period to and including the final day of the Mandatory Period, the number of Shares that can be subscribed by the Hedging Party with respect to all of the Mandatory Period Purchased Rights, as determined by the Calculation Agent. On any day from and including the first day of the Voluntary Period to and including the final day of the Voluntary Period, the number of Shares that can be subscribed by the Hedging Party with respect to the lower of: (i) the sum of (a) all of the Voluntary Period Purchased Rights and (b) all of the Rights that were granted to the Hedging Party by the Issuer during the Voluntary Period as a consequence of Hedging Party’s exercise of Rights during the Mandatory Period (assuming the Hedging Party has exercised all Mandatory Period Purchased Rights) and (ii) the Maximum Number of Voluntary Period Rights, as determined by the Calculation Agent.

Record Date:	The relevant date on which a person must hold Shares in order to be granted Rights.
Maximum Number of Shares:	On any day, 4% of the Shares in issue, rounded down to the nearest whole number, or such lower number as notified by Counterparty to [*] and the Calculation Agent from time to time in a Counterparty Election Notice, which number shall not be less than the Number of Shares applicable as at the effective date of such Counterparty Election Notice.
Maximum Number of Mandatory Period Rights:	On any day during the Mandatory Period, the number of Rights, as determined by the Calculation Agent, which if exercised would entitle the Hedging Party to subscribe for a number of Shares (including any Shares to which the Hedging Party may be entitled as a result of its receipt of Rights during the Voluntary Period due to the non-exercise of Rights during the Mandatory Period by other holders, assuming for these purposes that (i) all Rights initially granted in respect of Shares held by the Counterparty or any of its affiliates as of the Record Date are exercised in full and including, based on these assumptions, any Shares to which the Counterparty or any of its affiliates may be entitled as a result of its or their receipt of Rights during the Voluntary Period due to the non-exercise of Rights during the Mandatory Period by any other holder of Shares, other than the Hedging Party, (ii) the Counterparty and its affiliates do not purchase any Rights (including Rights as defined in the Related Agreement) during the Mandatory Period and (iii) no other holder of Rights (including Rights as defined in the Related Agreement) exercises any such Rights) equal to the Maximum Number of Shares, provided that the number of Shares in issue for such purpose shall be the aggregate of the number of Shares in issue on such day together with the number of Shares due to be issued if all Rights (including Rights as defined in the Related Agreement) are exercised in full.
Maximum Number of Voluntary Period Rights:	On any day during the Voluntary Period, a number of Rights, as determined by the Calculation Agent, which if exercised would entitle the Hedging Party to subscribe for a number of Shares that, when added to the Number of Shares on the day immediately preceding the first day of the Voluntary Period, is equal to the Maximum Number of Shares, provided that the number of Shares in issue for such purpose shall be the aggregate of the number of Shares in issue on such day together with the number of Shares due to be issued if all Rights (including Rights as defined in the Related Agreement) are exercised in full.
Hedge Positions:	Section 13.2(b)(iii) of the Equity Definitions is hereby amended by inserting the words “including, for the avoidance of doubt, purchasing or exercising Rights during a Restricted Period” after the words “other instruments or arrangements (howsoever described)”.

Initial Hedge Positions:	The Hedge Positions established by the Hedging Party during the Initial Hedging Period.
Initial Hedging Period:

The period from, and including, the Effective Date to, and including, the earliest of (a) the day on which the Hedging Party completes establishing Initial Hedge Positions in respect of the Maximum Number of Shares, (b) the Initial Hedging Period End Date and (c) the effective date of a Counterparty Election Notice in which Counterparty notifies [*] and the Calculation Agent that it wishes to end the Initial Hedging Period, provided that (x) such period shall be deemed to also extend to the later of: (i) the last day of any Restricted Period and (ii) the latest date of settlement and admission to trading of any Shares issued in respect of an exercise of Rights and (y) Counterparty may not deliver a Counterparty Election Notice under subparagraph (c) hereof during any Restricted Period.

In respect of Shares, the Hedging Party will use its reasonable efforts to establish its Initial Hedge Positions in such a way so the number of Shares in respect of which the Hedging Party establishes its Initial Hedge Positions in respect of each Exchange Business Day, excluding any Exchange Business Day falling within the Restricted Period, will be as close as reasonably practicable to the Target Daily Shares; provided, however, that in no event will the number of Shares in respect of which the Hedging Party establishes its Initial Hedge Positions in respect of an Exchange Business Day exceed (a) the 4 Week Target Daily Shares or (b) if there is a public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any Merger Transaction (such announcement, a “Public Announcement”), from the Notification of Public Announcement until the Notification of Completion of Merger Transaction Restricted Period (the “Merger Transaction Restricted Period”), the lesser of (i) the 4 Week Target Daily Shares and (ii) the average daily number of Shares in respect of which the Hedging Party has established its Initial Hedge Positions during the three full calendar months preceding the date of such Public Announcement, as determined by the Calculation Agent (the “Merger Target Daily Shares”). The price per Share at which the Hedging Party establishes its Initial Hedge Positions may not exceed the Maximum Share Reference Price. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalisation of the Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act. The Hedging Party’s obligations and restrictions with regard to the number of Shares in respect of which the Hedging Party establishes its Initial Hedge Positions in respect of an Exchange Business Day and the price at which such Initial Hedge Positions are established shall not apply with respect to any Initial Hedge Positions established as a result of the Hedging Party subscribing for all Deemed Shares.

In respect of Rights, the Hedging Party will use its reasonable efforts to establish its Initial Hedge Positions in such a way so the number of Rights in respect of which the Hedging Party establishes its Initial Hedge Positions:

(a)   during the Mandatory Period, will not exceed the Maximum Number of Mandatory Period Rights;

(b)   during the Voluntary Period, (taking into account Purchased Rights and any Rights distributed to the Hedging Party by the Issuer during the Voluntary Period) will not exceed the Maximum Number of Voluntary Period Rights (it being understood that the Hedging Party shall not have breached its obligations under this clause (b) in the event that the number of Rights distributed to the Hedging Party by the Issuer during the Voluntary Period exceeds the Maximum Number of Voluntary Period Rights, in which case the number of Voluntary Period Purchased Rights shall be zero); and

(c)   in each case, in respect of each Exchange Business Day during the relevant period shall be as close as reasonably practicable to the Target Daily Rights unless: (i) a Distress Event has occurred at any time on any such Exchange Business Day or (ii) in respect of the final two Exchange Business Days of the Mandatory Period and the Voluntary Period, respectively, the Hedging Party in its reasonable opinion considers that it would not be able, taking commercially reasonable efforts, to effectively exercise such Rights and subscribe for resulting Shares prior to the end of such relevant period, in which case the Initial Hedge Positions to be established on such Exchange Business Day shall be in an amount to be determined by the Hedging Party in its sole discretion which, for the avoidance of doubt, may be zero.

The price per Right at which the Hedging Party establishes its Initial Hedge Positions may not exceed the applicable Maximum Right Reference Price on such Exchange Business Day.

Except as set forth in clause (b) above, the Hedging Party’s obligations with regard to the number of Rights in respect of which the Hedging Party establishes its Initial Hedge Positions in respect of an Exchange Business Day and the price at which such Initial Hedge Positions are established shall not apply with respect to any Initial Hedge Positions established as a result of the distribution by the Issuer of any Rights to the Hedging Party during the Voluntary Period as a result of the Hedging Party exercising Rights acquired by it during the Mandatory Period.

In respect of each Exchange Business Day during the Initial Hedging Period, the Calculation Agent shall notify Counterparty, by no later than 10:00 am New York City time on the immediately following Business Day, of (a) the number of Shares and the number of Purchased Rights in respect of which the Hedging Party established Initial Hedge Positions on such day and (b) the volume weighted average price per Share and the volume-weighted average price per Right, each converted into USD at the applicable Exchange Rate on such day, at which the Hedging Party established its Initial Hedge Positions on such day in each case in respect of such Exchange Business Day. The Calculation Agent shall notify Counterparty no later than 10:00 a.m., New York City time on the Business Day following the last day of the Initial Hedging Period of the occurrence of the last day of the Initial Hedging Period
Target Daily Shares:

In respect of each Scheduled Trading Day during the Initial Hedging Period, the lower of: (a) the product of (i) the average daily trading volume reported for the Shares during the four calendar weeks preceding the week of such Scheduled Trading Day, as determined by the Calculation Agent by reference to Bloomberg page “ENELAM CI <Equity> HP”, or if such information is not available for whatever reason or is manifestly incorrect, as determined by the Calculation Agent acting in a commercially reasonable manner, and (ii) [*]% (the “4 Week Target Daily Shares”); and (b) the product of (i) the aggregate number of Shares, as determined by the Calculation Agent, traded at a price equal to or less than the Maximum Share Reference Price through order-book, automated trades on the Exchange and (ii) [*]%, or such other percentage (subject to a maximum of [*]%) as notified by Counterparty to [*] and the Calculation Agent from time to time in a Counterparty Election Notice (the “Modified Target Daily Shares”); provided, however, that if there is a Notification of Public Announcement, for the duration of the Merger Transaction Restricted Period, then the lower of (x) the 4 Week Target Daily Shares, (y) the Modified Target Daily Shares and (z) the Merger Target Daily Shares; and provided further, however, that if there is a Notification of Restricted Period, for the duration of the Restricted Period, the Target Daily Shares shall be zero.

Notwithstanding that the Target Daily Shares shall be zero during the Restricted Period, the Hedging Party shall be entitled to establish Initial Hedge Positions by being granted Rights, acquiring Purchased Rights and exercising Rights and subscribing for the Shares relating to those Rights.

Target Daily Rights:	(a) In respect of a Scheduled Trading Day during the Rights Acquisition Period, where the Rights Volume Threshold meets or exceeds the Share Volume Threshold, an amount equal to [*]% of the daily trading volume for the Rights on that day, or such other percentage (subject to a maximum of [*]%) as notified by Counterparty to [*] and the

Calculation Agent from time to time in a Counterparty Election Notice. The daily trading volume for the Rights on any Scheduled Trading Day shall be as determined by the Calculation Agent by reference to the relevant Bloomberg page (such page to be notified by the Calculation Agent to Counterparty and Hedging Party once available), or if such information is not available for whatever reason or is manifestly incorrect, as determined by the Calculation Agent acting in a commercially reasonable manner; and

(b)       in respect of a Scheduled Trading Day during the Rights Acquisition Period where the Rights Volume Threshold is less than the Share Volume Threshold, zero.

Rights Volume Threshold:	In respect of each Scheduled Trading Day during the Rights Acquisition Period, the daily trading volume reported for the Rights on the preceding Scheduled Trading Day as determined by the Calculation Agent, converted into the relevant number of Shares that could be subscribed if each of those Rights were exercised.
Share Volume Threshold:	In respect of each Scheduled Trading Day during the Rights Acquisition Period, the product of (a) the average daily trading volume reported for the Shares during the four calendar weeks preceding the week of such Scheduled Trading Day, excluding any Shares sold through an “auctioneer auction” on the Exchange in which [*] or any of its affiliates were the seller and Counterparty was the buyer, as determined by the Calculation Agent by reference to Bloomberg page “ENELAM CI <Equity> HP” but deselecting “Historical Volume” from Bloomberg function “DPDF”, or if such information is not available for whatever reason or is manifestly incorrect, as determined by the Calculation Agent acting in a commercially reasonable manner, and (b) [*]%.
Distress Event:	On any Scheduled Trading Day during the Rights Acquisition Period, [*] determines, acting in a commercially reasonable manner, that the Rights are trading in a distressed manner.
Maximum Share Reference Price:	CLP [*] (or such other price (being a number of CLP) as is notified by Counterparty to [*] and the Calculation Agent from time to time in a Counterparty Election Notice).
Maximum Right Reference Price:	On any Scheduled Trading Day, an amount in CLP per Right calculated, in respect of the number of Rights required to subscribe for one Share during the Mandatory Period or the Voluntary Period, as applicable, as an amount equal to the Maximum Share Reference Price minus the subscription price of that Share, converted into CLP by reference to the Exchange Rate as at the immediately preceding Local Currency Business Day.

Valuation Disruption:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Initial Hedging Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs in the Initial Hedging Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Initial Hedging Period End Date by the number of Disrupted Days, but not exceeding eight Scheduled Trading Days.

In the event that the Hedging Party concludes, in its sole discretion, that it is advisable, based on the advice of counsel, with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Hedging Party), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Scheduled Trading Days during the Initial Hedging Period, the Hedging Party may, by written notice to Counterparty, elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Scheduled Trading Days.

Initial Hedging Period End Date:	[*]
Equity Notional Amount:

On each day:

(a)   from, and including, the Effective Date to, but excluding, the final day of the Initial Hedging Period, an amount equal to the sum of the Daily Equity Notional Amounts in respect of each Exchange Business Day up to, and including, such day; and

(b)   from, and including, the final day of the Initial Hedging Period, an amount equal to the sum of all Daily Equity Notional Amounts in respect of each Exchange Business Day in the Initial Hedging Period;

provided that in each case the total number of Shares in respect of all such Daily Equity Notional Amounts shall not exceed the Number of Shares as at such day.

Daily Equity Notional Amount:	In respect of each Exchange Business Day, an amount equal to the sum of (i) the product of (a) the number of Shares in respect of which the Hedging Party has established Initial Hedge Positions on such day and (b) the volume weighted average price per Share, converted into USD at the applicable Exchange Rate on such day, at which the Hedging Party establishes such Initial Hedge Positions on such day, which, for the purposes of any Deemed Shares, shall be the Subscription Price of such Shares calculated from the date on which the Hedging Party shall pay the Subscription Price in respect of such Deemed Shares and (ii) the product of (a) the number of Purchased Rights in respect of which the Hedging Party has established Initial Hedge Positions on such day and (b) the volume weighted average price per Right, converted into USD at the applicable Exchange Rate on such day, at which the Hedging Party establishes such Initial Hedge Positions on such day.
Subscription Price:	As of any day, the subscription price in USD per Share for the exercise of subscription rights granted pursuant to the Rights, as published by the Issuer, together with any fees, costs and expenses incurred by the Hedging Party in subscribing for such Deemed Shares.
Exchange Rate:

[*]

To the extent that (i) the EU Benchmark Regulation would apply in relation to the benchmark used in determining the Exchange Rate and (ii) (a) either such benchmark materially changes or ceases to be provided (in each case, within the meaning of the EU Benchmark Regulation) or (b) the use of such benchmark is no longer permitted under the EU Benchmark Regulation, then the Calculation Agent shall determine a replacement benchmark to be used in determining the Exchange Rate.

FX Disruption:	An FX Disruption shall occur if any of the government of Chile or its agencies, instrumentalities or entities (including, without limitation, its banks), by means of any law, regulation, ruling, directive or interpretation, whether or not having the force of law, takes any action, which is in existence or has effect on the relevant day or any date thereafter through the related settlement date on which the related foreign exchange transaction would be expected to settle, as the case may be, which, legally or de facto, prevents, or has the effect of restricting or limiting, (i) the general availability of USD at an exchange spot rate equal to the Exchange Rate in any legal foreign exchange market in Chile in accordance with normal commercial practice, (ii) the ability to exchange CLP for USD or (iii) the transfer of or receipt of CLP or USD outside of Chile through customary legal channels.
Local Currency Business Day:	A day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and Santiago.
Counterparty Election Notice:	A notice in the form set out in Appendix 1 delivered by Counterparty to [*] and the Calculation Agent (which notice shall be delivered by email to the address set out in the “Offices and Notices” provision below).

[*] and the Calculation Agent may treat a Counterparty Election Notice as having been duly authorized by Counterparty if it appears to be signed by any of the following persons and delivered from any of the following email addresses, or any other persons and email addresses as may be notified to [*] by Counterparty for such purpose from time to time:

Alberto Maria Giuseppe De Paoli:

albertomariagiuseppe.depaoli@enel.com

Giulio Fazio: Giulio.fazio@enel.com

Marco Palermo: marco.palermo@enel.com

Joaquin Valcarcel Martinez: joaquin.valcarcel@enel.com

Effective Date of Counterparty Election Notice:

A Counterparty Election Notice validly delivered to [*] and the Calculation Agent shall be effective, and any related amendments made in such Counterparty Election Notice shall take effect:

(i) in respect of a Counterparty Election Notice in which Counterparty states that it wishes to end the Initial Hedging Period, and if acknowledged (such acknowledgement not to be unreasonably withheld or delayed) by [*] and the Calculation Agent on an Exchange Business Day (“Day T”) or earlier than four hours before the open of the regular trading session on the Exchange for the Shares on the next Exchange Business Day following Day T, on Day T;

(ii) in respect of a Counterparty Election Notice delivered pursuant to the definitions of “Maximum Number of Shares”, “Target Daily Shares” or “Maximum Share Reference Price,” and if acknowledged (such acknowledgement not to be unreasonably withheld or delayed) by [*] and the Calculation Agent earlier than four hours before the open of the regular trading session on the Exchange for the Shares on any Exchange Business Day, on such Exchange Business Day;

(iii) in respect of a Counterparty Election Notice delivered pursuant to the definitions of “Target Daily Rights” and if acknowledged (such acknowledgement not to be unreasonably withheld or delayed) by [*] and the Calculation Agent earlier than two hours before the open of the regular trading session on the Exchange for the Shares on any Exchange Business Day, on such Exchange Business Day

(iv) in respect of a Counterparty Election Notice delivered pursuant to the definition of “Final Hedging Period Start Date,” and if acknowledged (such acknowledgement not to be unreasonably withheld or delayed) by [*] and the Calculation Agent earlier than four hours before the open of the regular trading session on the Exchange for the Shares on any Exchange Business Day, on such Exchange Business Day; and

(v) in any other case, on the next following Exchange Business Day after acknowledgement (such acknowledgement not to be unreasonably withheld or delayed) by [*],

and in each case from such earlier time as may be agreed in writing by [*] and Counterparty.

[*] shall notify Counterparty of any such effective date described above in its acknowledgment of the related Counterparty Election Notice (unless a different time has been agreed in writing by [*] and Counterparty).

Equity Notional Reset:	Not Applicable
Type of Return:	Total Return
Final Equity Notional Amount:	If Cash Settlement applies, an amount equal to the sum of (a) the Final Daily Equity Notional Amounts in respect of each Exchange Business Day during the Final Hedging Period, if any, and (b) the On Exchange Notional Amount, if any.
Final Daily Equity Notional Amount:	If Cash Settlement applies, in respect of each Exchange Business Day in the Final Hedging Period, an amount equal to the product of (a) the number of Shares in respect of which the Hedging Party has terminated or liquidated its Hedge Positions in respect of the Transaction on such day and (b) the volume weighted average price per Share, converted into USD at the applicable Exchange Rate on such day, at which the Hedging Party has terminated or liquidated such Hedge Positions on such day.
Final Hedging Period:

If Cash Settlement applies, the period, as reasonably determined by the Calculation Agent and the Hedging Party with reference to the then prevailing liquidity of the Shares, required for the Hedging Party’s Hedge Positions to be unwound in a commercially reasonable manner and in accordance with the Hedging Party’s requirements, policies and procedures, such period commencing from and including the Final Hedging Period Start Date or the 22nd Scheduled Trading Day following the date from which Cash Settlement applies pursuant to the provision “Physical Settlement” below, as applicable.

The Hedging Party will use its reasonable efforts to terminate or liquidate its Hedge Positions in such a way so the number of Shares in respect of which the Hedging Party terminates or liquidates its Hedge Positions on each Exchange Business Day in the Final Hedging Period will be as close as reasonably practicable to, but not greater than, the Final Target Daily Shares.

For the avoidance of doubt, the length of the Final Hedging Period is subject to adjustment from time to time by the Calculation Agent with reference to the then prevailing liquidity of the Shares and any legal, regulatory, or self-regulatory requirements or policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Hedging Party). The Calculation Agent shall notify Counterparty no later than 10:00 a.m., New York City time on the Business Day following the last day of the Final Hedging Period of the occurrence of the last day of the Final Hedging Period.

In respect of each Exchange Business Day during the Final Hedging Period the Calculation Agent shall notify Counterparty, by no later than 10:00 am New York City time on the immediately following Business Day, of (a) the number of Shares in respect of which the Hedging Party terminated or liquidated Hedge Positions and (b) the volume weighted average price per Share, converted into USD at the Exchange Rate, at which the Hedging Party terminated or liquidated such Hedge Positions on such day, in each case in respect of such Exchange Business Day.

The Final Hedging Period shall not include any day from, but excluding, any On Exchange Transaction Request Date to, and including, the earlier of (i) the On Exchange Transaction Settlement Date and (ii) the day on which the Calculation Agent delivers an On Exchange Transaction Cancellation Notice.

Final Target Daily Shares:	In respect of each Scheduled Trading Day during the Final Hedging Period, the product of (a) the aggregate number of Shares, as determined by the Calculation Agent, traded through order-book, automated trades on the Exchange and (b) [*]%.
Final Hedging Period Start Date:	The earlier of (a) the date that is four calendar months immediately following the last day of the Initial Hedging Period or, if such date is not an Exchange Business Day, the next following Exchange Business Day and (b) the date specified by Counterparty in a Counterparty Election Notice in which Counterparty notifies [*] and the Calculation Agent that it wishes to commence the Final Hedging Period; provided that such date shall not be earlier than the date falling two Scheduled Trading Days following the effective date of such Counterparty Election Notice; and provided further that Counterparty may not deliver a Counterparty Election Notice under this provision during the Restricted Period or, if later, until the latest date of settlement and admission to trading of any Shares issued in respect of an exercise of Rights.
On Exchange Notional Amount:

(a)   If an On Exchange Transaction occurs pursuant to the On Exchange Transaction Request provision below, an amount, determined by the Calculation Agent, equal to the product of (i) the number of Shares sold through such On Exchange Transaction and (ii) the On Exchange Share Price, converted into USD at the Exchange Rate applicable on the trade date of such On Exchange Transaction; and otherwise (b) zero.
Valuation Time:	The Scheduled Closing Time of the Exchange
Valuation Date:

If Cash Settlement applies, the final Scheduled Trading Day of the Final Hedging Period or, if earlier, the On Exchange Transaction Settlement Date.

The Calculation Agent shall notify the parties of the occurrence of the Valuation Date as promptly as practicable (and in no event after 10:00 a.m. New York City time on the Business Day following the Valuation Date).

Initial Interim Exchange Amounts payable by Counterparty:

Initial Interim Exchange Dates:	The last Business Day of each month during the Initial Hedging Period and the Business Day following the last day of the Initial Hedging Period.
Initial Interim Exchange Amounts:	In respect of each Initial Interim Exchange Date, an amount in USD equal to the sum of the Initial Daily Interim Exchange Amounts in respect of each Scheduled Trading Day in the Initial Interim Exchange Period ending immediately prior to such Initial Interim Exchange Date.
Initial Daily Interim Exchange Amount:

In respect of a Scheduled Trading Day, an amount equal to the product of:

(a)   USD [*]; and

(b)   the number of Shares in respect of which the Hedging Party has established Initial Hedge Positions on such day.

Initial Interim Exchange Periods:	Each period from, and including, one Initial Interim Exchange Date to, but excluding, the next following Initial Interim Exchange Date, except that (a) the initial Initial Interim Exchange Period will commence on, and include, the first day of the Initial Hedging Period, and (b) the final Initial Interim Exchange Period will end on, and include, the last day of the Initial Hedging Period.

Final Interim Exchange Amounts payable by Counterparty:

Final Interim Exchange Dates:	The last Business Day of each month during the Final Hedging Period and the Cash Settlement Payment Date.
Final Interim Exchange Amounts:	In respect of each Final Interim Exchange Date, an amount in USD equal to the sum of the Final Daily Interim Exchange Amounts in respect of each Scheduled Trading Day in the Final Interim Exchange Period ending immediately prior to such Final Interim Exchange Date.

Final Daily Interim Exchange Amount:

In respect of any Scheduled Trading Day on which the Hedging Party has terminated or liquidated its Hedge Positions, an amount equal to the product of:

(a)   USD [*]; and

(b)   the number of Shares in respect of which the Hedging Party has terminated or liquidated its Hedge Positions in relation to the Transaction on such day (which, for the avoidance of doubt, in respect of the trade date of an On Exchange Transaction, shall be the number of Shares sold through such On Exchange Transaction).

Final Interim Exchange Periods:	Each period from, and including, one Final Interim Exchange Date to, but excluding, the next following Final Interim Exchange Date, except that (a) the initial Final Interim Exchange Period will commence on, and include, the earlier of the Final Hedging Period Start Date and the trade date of the On Exchange Transaction (if any) and (b) the final Final Interim Exchange Period will end on, and include, the last day of the Final Hedging Period or the On Exchange Transaction Settlement Date (as applicable).

Settlement Terms:

Settlement Method Election:	Applicable, subject to the provisions in “Physical Settlement” below and provided that Counterparty may not deliver notice pursuant to Section 7.1 of the Equity Definitions until the final day of the Initial Hedging Period. For the avoidance of doubt, unless such notice is delivered electing Physical Settlement, Cash Settlement shall apply in respect of the Transaction.
Electing Party:	Counterparty
Settlement Method Election Date:	Two Scheduled Business Days prior to the Final Hedging Period Start Date.
Default Settlement Method:	Cash Settlement
Cash Settlement Payment Date:	Three Currency Business Days following the Valuation Date.
Equity Amount:	An amount determined by the Calculation Agent as of the Valuation Time on the Valuation Date equal to the Final Equity Notional Amount less the Equity Notional Amount.
Settlement Currency:	USD
Physical Settlement:	Notwithstanding anything to the contrary in the Equity Definitions, if Physical Settlement applies pursuant to Settlement Method Election, settlement of the Transaction pursuant to Section 9.3 of the Equity Definitions (“Physical Settlement”) shall be subject to:

(a)    [*] having: (i) confirmed to its reasonable satisfaction that either: (A) the settlement of the Transaction pursuant to Physical Settlement will not cause it or the Hedging Party to incur any additional costs, expenses or liabilities in respect of the Transaction (including those attributed to it pursuant to Section 9.9 of the Equity Definitions) that would not be incurred in respect of Cash Settlement; or (B) that it or the Hedging Party, as applicable, is, in [*]’s reasonable opinion, sufficiently secured or indemnified for any such costs, expenses or liabilities; (ii) confirmed, in consultation with Counterparty and any relevant custodians, the operational feasibility of Physical Settlement; and (iii) received all required internal or external approvals or authorisations (including, without limitation, in respect of tax, legal, regulatory, or self-regulatory requirements or policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by [*] or the Hedging Party));

(b)   Counterparty, [*] and any Affiliate of [*] having entered into any necessary or desirable documentation in respect of Physical Settlement, as reasonably determined by [*] in consultation with its internal or external counsel; and

(c)   Counterparty and [*] having agreed on a mutually acceptable Settlement Date in respect of Physical Settlement.

Counterparty and [*] agree to use their reasonable efforts to facilitate the Physical Settlement, which, in respect of Counterparty, may include opening a local custody account into which [*] or a relevant Affiliate can make delivery of the Number of Shares to be Delivered.

In the event that Physical Settlement of the Transaction does not occur earlier, Counterparty and [*]’s obligations in respect of Physical Settlement of the Transaction shall continue for a period of two calendar months from the Final Hedging Period Start Date or such later date as Counterparty and [*] may agree (the later of the end of such two-month period and such later date, the “Physical Settlement Outside Date”). Following the Physical Settlement Outside Date, Physical Settlement shall cease to apply, and Cash Settlement shall apply from the Physical Settlement Outside Date (and, subject to the provisions in the last paragraph of “Final Hedging Period” above, the Final Hedging Period shall commence pursuant to the definition of “Final Hedging Period” above).

If, after the effective date of Counterparty’s election of Physical Settlement and prior to the Physical Settlement Outside Date, either party determines, acting reasonably, that either: (i) Physical Settlement is unlawful, impossible or otherwise impracticable; or (ii) any of the conditions for the application of Physical Settlement specified above will not be met, it may notify the other party and the Calculation Agent of such determination, and Physical Settlement shall cease to apply, and Cash Settlement shall apply from the date of such notice (and, subject to the provisions in the last paragraph of “Final Hedging Period” above the Final Hedging Period shall commence pursuant to the definition of “Final Hedging Period” above).
Settlement Date:	In respect of Physical Settlement, a date agreed by [*] and Counterparty in accordance with the provisions in “Physical Settlement” above, which shall in no event be earlier than 61 calendar days after the date on which Counterparty elects that Physical Settlement will apply.

On Exchange Transaction:

On Exchange Transaction Request:

Provided that no Event of Default or Termination Event has occurred and is continuing in respect of Counterparty, unless Physical Settlement applies, Counterparty may at any time after the last day of the Initial Hedging Period to, and including, the earlier of the final day of the Final Hedging Period and the date falling 6 months after the Final Hedging Period Start Date, deliver a request, in the form set out in Appendix 2 (the “On Exchange Transaction Request”), in writing (which shall be by email to the address set out in the “Offices and Notices” provision below) to [*] specifying that it wishes to enter into an On Exchange Transaction on a date (the “On Exchange Transaction Trade Date”) falling not earlier than three and not more than ten Scheduled Trading Days after the date of such notice, or such other date as may be agreed by [*] and Counterparty.

[*] may treat an On Exchange Transaction Request as having been duly authorized by Counterparty if it appears to be signed by any of the persons and delivered from any of the email addresses, or any other persons and email addresses as may be notified to [*] by Counterparty from time to time, set out in the provision “Counterparty Election Notice” above.

On Exchange Transaction Negotiation:

Upon an On Exchange Transaction Request Date, [*] or one of its Affiliates (the “Seller”) and Counterparty shall enter into good faith negotiations to agree a mutually acceptable broker capable of dealing in the Shares on the Exchange (which broker may be an Affiliate of [*]) (the “Broker”), and both parties will use reasonable efforts to ensure they are fully on-boarded with the Broker in respect of transactions in the Shares on the Exchange before the On Exchange Transaction Trade Date.

Following agreement and on-boarding with the Broker, the Seller and Counterparty will use reasonable efforts to instruct the Broker, on terms acceptable to the Seller and

Counterparty, (i) in the case of the Seller, to sell (the “Sell Order”), and (ii) in the case of Counterparty, to buy (the “Buy Order” and together with the Sell Order, the “Buy and Sell Orders”), at the same time on the On Exchange Transaction Trade Date (or such other date as the Seller and Counterparty may agree), with the same terms and at a price per Share equal to the then prevailing market price of the Shares (including, in the case of the Buy Order and any proposed On Exchange Transaction executed pursuant to an “auctioneer auction” on the Exchange, the price of any bid (including pursuant to any limit order by Counterparty) by Counterparty, in compliance with applicable law and Exchange procedures, in response to a bid by a competing bidder), a number of Shares equal to the Residual Number of Shares.

The Seller and Counterparty will use reasonable efforts to facilitate the matching of the Buy and Sell Orders on the Exchange.

[*] and Counterparty acknowledge that the process of matching the Buy and Sell Orders is in the control of the Exchange and is subject to the procedures and rules of the Exchange and that none of [*], the Seller or Counterparty can guarantee that the Buy and Sell Orders will be matched or that the effect of any On Exchange Transaction will result in Counterparty purchasing Shares.

Counterparty acknowledges and agrees that the good faith negotiations and reasonable efforts of [*] and the Seller in respect of this provision “On Exchange Transaction Negotiation” and any Sell Order shall be subject in all cases to the Seller’s internal policies and procedures and the Seller having first received all of its required internal or external approvals and authorisations (including, without limitation, in respect of tax, legal, regulatory, or self-regulatory requirements or policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller or the Hedging Party)) in respect of the proposed On Exchange Transaction.

On Exchange Transaction:	A transaction executed through the Broker on the Exchange (which shall be effected through an “auctioneer auction” on the Exchange or any other means permitted by the Exchange and agreed on by the Seller and Counterparty) following the Sell Order, under which the Seller sells a number of Shares equal to the Residual Number of Shares.
On Exchange Share Price:	In respect of an On Exchange Transaction, the traded price of such On Exchange Transaction (regardless of whether Counterparty is the purchaser of the related Shares).

Residual Number of Shares:	A number equal to the Number of Shares less the number of Shares in respect of which the Hedging Party has terminated or liquidated its Hedge Positions in respect of the Transaction as at the close of business on the On Exchange Transaction Request Date, provided that if the On Exchange Transaction Request Date is before the first day of the Final Hedging Period, the Residual Number of Shares shall be the Number of Shares.
On Exchange Transaction Request Date:	The day on which [*] acknowledges (such acknowledgement not to be unreasonably withheld or delayed) an On Exchange Transaction Request or, if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day.
On Exchange Transaction Settlement Date:	In respect of an On Exchange Transaction, the settlement date of such transaction.
On Exchange Transaction Cancellation:

If [*] or the Seller determines that:

(a)   having used reasonable efforts, the Seller is not able to instruct the Sell Order, it shall notify the Calculation Agent; or

(b)   in its reasonable judgment the Sell Order is not or will not be filled, the Seller will use reasonable efforts to cancel the Sell Order and will notify the Calculation Agent if the Sell Order is so cancelled, and in each case, the Calculation Agent shall give notice (the “On Exchange Transaction Cancellation Notice”) to [*] and Counterparty of such determination or cancellation, as applicable, as promptly as practicable after the occurrence thereof.

Notwithstanding the delivery of an On Exchange Transaction Cancellation Notice, Counterparty may deliver subsequent On Exchange Transaction Requests in accordance with the terms of “On Exchange Transaction Request” above.

Dividends:

The Equity Amount Payer will pay to the Equity Amount Receiver, on each Dividend Payment Date, an amount equal to the product of (a) the Dividend Amount (converted into USD at the Exchange Rate applicable on the date the related amount is paid by the Issuer as set forth opposite “Dividend Amount” below) and (b) the aggregate number of Shares that the Hedging Party holds as its Hedge Positions on the related record date.

Dividend Period:	The period from, but excluding the Effective Date to, but excluding, the Termination Date.

Dividend Amount:

In respect of each Dividend Payment Date during the Dividend Period, the net cash amount per Share, less any applicable withholding tax (to the extent not reflected in the net cash amount) paid by the Issuer to holders of record of the Shares that are broker dealers similarly situated to the Hedging Party, including without limitation being subject to the same securities and other laws and rules and regulations of any securities or other regulators, exchanges and self-regulating organizations as those to which the Hedging Party is subject with respect to Hedge Positions relating to such Transaction.

Dividend Payment Date:	The day falling 2 Currency Business Days after payment of the dividend to holders of record of the Shares that are broker dealers similarly situated to the Hedging Party.
Re-investment of Dividends:	Not Applicable

Adjustment Events:

Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Events:
Merger Event:

Applicable. Section 12.1(b) of the Equity Definitions shall be amended by:

(a)   inserting the words “announcement or occurrence of any transaction or event, or series of transactions or events, that is, results in, or if consummated would result in any” immediately before sub-paragraph (i); and

(b)   replacing the words “the Merger Date is” in the fourth last line with the words “such Merger Event occurs”.

Sections 12.1(i), 12.2(b) and 12.2(d) of the Equity Definitions shall be amended by replacing each instance of the words “Merger Date” with the words “Merger Event”.

Section 12.1(i) of the Equity Definitions shall further be amended by replacing the words “promptly scheduled” in the third line with the word “proposed”.

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment
Share-for-Other:	Calculation Agent Adjustment
Share-for-Combined:	Calculation Agent Adjustment

Nationalisation, Insolvency or Delisting:	Cancellation and Payment
Determining Party:	[*]
Tender Offer:

Applicable. Section 12.1(d) of the Equity Definitions shall be amended by:

(a)   inserting the words “the announcement or occurrence of” before the words “a takeover offer” on the first line; and

(b)   inserting the words “, or would result if consummated,” after the words “that results” on the second line.

Sections 12.1(i), 12.3(a) and 12.3(c) of the Equity Definitions shall be amended by replacing each instance of the words “Tender Offer Date” with the words “Tender Offer”

Consequences of Tender Offer:
Share-for-Share:	Calculation Agent Adjustment
Share-for-Other:	Calculation Agent Adjustment
Share-for-Combined:	Calculation Agent Adjustment
Composition of Combined Consideration:	Not Applicable

Additional Disruption Events:

(a) Failure to Deliver:	Applicable
(b) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby replaced in its entirety by the following: ““Change in Law” means that, on or after the Trade Date of any Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), a party to such Transaction determines in good faith that (X) it has become, or will become, illegal for it or the Hedging Party to hold, acquire or dispose of Hedge Positions relating to such Transaction, or (Y) it or the Hedging Party has incurred, or will incur, a materially increased cost in performing its obligations under, or holding, acquiring or disposing of any Hedge Positions relating to, the Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position).”
(c) Insolvency Filing:	Applicable
(d) Hedging Disruption:	Applicable

(e) Loss of Stock Borrow:	Not Applicable
(f) Increased Cost of Stock Borrow:	Not Applicable
(g) Increased Cost of Hedging: (h) Hedging Party:	Applicable [*] or any of its Affiliates
Determining Party:	[*]
Additional Representations:
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:

Applicable. The parties agree that nothing in this Confirmation, including, but not limited to, the paragraphs “Number of Shares”, “Equity Notional Amount”, “Daily Equity Notional Amount”, “Initial Hedging Period”, “Floating Amount” and “Dividend Amount”, or any other communication or agreement between the parties, will vary, amend or otherwise affect the agreements and acknowledgments in sub-paragraphs (i) and (ii) of Section 13.2(a) of the Equity Definitions.

Additional Acknowledgments:	Applicable

3.     Calculation Agent: [*]

4.     Account Details:

Account for payments to [*]:   To be separately advised.

Account for payments to Counterparty:   To be separately advised.

5.     Offices and Notices:

(A)	The Office of [*] for the Transaction is as follows. All notices in relation to the Transaction shall be delivered to the addresses specified below, save that notices in respect of Sections 5, 6, 7, 11 and 13 of the Agreement shall be delivered to the address specified in the Agreement:

[*]

(B)	The Office of the Counterparty for the Transaction is:

Enel S.p.A.

Viale Regina Margherita 137

00198 Rome

Italy

Attention: Marco Palermo/Joaquin Valcarcel Martinez

Email: marco.palermo@enel.com /joaquin.valcarcel@enel.com

6.        Other Provisions:

(a)	Time of Dealing: The time of dealing will be confirmed by [*] upon written request.

(b)	Retail Client: Each party represents that it is not a retail client as defined in the Rules of The Financial Conduct Authority.

(c)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010, the parties hereby agree to specifically reserve their respective rights under any Transaction hereunder or under this Confirmation, the Definitions or the Agreement.

7.        Additional Representations and Undertakings:

A. Counterparty Representations and Undertakings. For the purposes of Section 3 of the Agreement, Counterparty represents and undertakes to [*] on the Trade Date, the Effective Date, the Settlement Date (if any) and the Cash Settlement Payment Date (if any) that:

(a)	Counterparty is not on the Trade Date, and will not be on any date on which Counterparty takes any action hereunder or in connection herewith that would constitute an amendment, modification or waiver hereof, aware of any material non-public information regarding the Shares or the Issuer, except that on any date on which it delivers a Counterparty Election Notice to end the Initial Hedging Period pursuant to limb (c) of the definition thereof, Counterparty will not be aware of any material non-public information which would: (i) restrict its ability to deal in or take any action in relation to the Shares or instruments whose profitability is determined by the Shares; or (ii) affect its ability to enter into and perform its obligations under the Transaction or in relation to any such action;

(b)	(i) The Transaction and the Related Transaction (including, for purposes of the representation in this clause (b), any hedging and settlement activity by [*] or the Hedging Party in respect of the Transaction or the Related Transaction) does not and will not violate Rule 14e-3 under the Exchange Act, and (ii) Counterparty and each of its Affiliates has not (taking into account the Transaction and the Related Transaction) taken “a substantial step or steps” (within the meaning of Rule 14e-3 under the Exchange Act) toward commencing a tender offer;

(c)	Counterparty has made, and will make, all filings required to be made by it with the Securities and Exchange Commission, the Chilean Commission for the Financial Market (Comisión para el Mercado Financiero or “CMF”), the Exchange and any other securities exchange (whether located in Chile or otherwise) or any other regulatory body (whether located in Chile or otherwise), or any other disclosure required by, but not limited to, the Chilean Act No. 18,045 on Securities Market and by general rule No. 269 of the CMF, with respect to the Transaction and the Related Transaction;

(d)	None of Counterparty, Issuer or any other “affiliated purchaser” (as defined in Rule 10b-18) of the Issuer shall, without the prior written consent of [*], directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depository share), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during the Initial Hedging Period, provided that the foregoing restriction shall not apply: (i) to the subscription, purchase or other acquisition of Shares (or equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depository share) by Counterparty or any of its affiliates pursuant to the exercise of Rights granted to Counterparty or any of its affiliates by the Issuer; (ii) following the effective date of a Counterparty Election Notice under which the Counterparty amends the percentage in the definition of “Target Daily Rights” appearing in the “Equity Amounts” section of this Confirmation to be zero (0%), and for so long as such percentage remains zero (0%), to any purchase or other acquisition of Rights by Counterparty or any of its affiliates during the Mandatory Period or the Voluntary Period, provided that Counterparty and its affiliates comply with all applicable laws and regulations (including, without limitation, Regulation M and any disclosure requirements); or (iii) any purchase or other acquisition of Rights (as defined in the Related Agreement) by Counterparty or any of its affiliates, subject to Counterparty and its affiliates’ compliance with all applicable laws and regulations (including, without limitation, Regulation M and any disclosure requirements) that is permitted under the terms of the Related Agreement;

(e)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof;

(f)	Counterparty is not, and after giving effect to the Transaction and the Related Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(g)	Counterparty represents and warrants to [*] on the Trade Date and at all times thereafter that it has complied with and will comply with all laws and regulations to the extent applicable to the Transaction and the Related Transaction, including without limitation, in relation to (i) any approval, decision, consent or authorisation of any competent authority and (ii) any disclosure obligations, except, in each case, where any non-compliance would not have a material adverse effect on the parties, the Hedging Party, the Transaction or the Related Transaction;

(h)	Counterparty represents and warrants to [*] on the Trade Date and on any date on which it performs an obligation or exercises a right under the Transaction that the execution, delivery and performance, as the case may be, of the Transaction, the Related Transaction, this Confirmation, the Agreement and the Related Agreement:

(i)	will not constitute a breach of any obligation of Counterparty or result in a default under any agreement to which Counterparty is subject or a party to or by which Counterparty is, or its assets are, bound, except for any breach or default as would not have a material adverse effect on the parties, the Hedging Party, the Transaction or the Related Transaction;

(ii)	falls within its relevant corporate authorisations and powers and does not violate or conflict with any law applicable to Counterparty, any provision of Counterparty’s constitutional documents, any order or judgment of any court or other agency of government applicable to Counterparty or any of Counterparty’s relevant assets, except for any violation or conflict as would not have a material adverse effect on the parties, the Hedging Party, the Transaction or the Related Transaction;

(i)	Counterparty covenants to [*] that it will file an amendment to the Statement on Schedule 13D originally filed by the Counterparty with the U.S. Securities and Exchange Commission on November 3, 2014, as amended and supplemented from time to time, disclosing the Transaction (the “Schedule 13D Amendment”) promptly following the date of the Agreement;

(j)	Counterparty covenants to [*] that it will make a public announcement or public filing announcing the existence of the Transaction and the Maximum Number of Shares (expressed as a percentage or otherwise) prior to or on the Effective Date; provided that if such public announcement or public filing is made later than one and a half hours prior to the scheduled open of trading on the Exchange on the Effective Date, the Calculation Agent may make such adjustments as it deems reasonably necessary as a result thereof; and

(k)	Counterparty represents and warrants to [*] on the Settlement Date that it will not, as a consequence of delivery of Shares to it by [*] pursuant to the terms of this Confirmation, provided that the number of Shares to be delivered by [*] is not in excess of the Maximum Number of Shares, or, if greater (as a result of less than all the Rights (including Rights as defined in the Related Agreement) being exercised), the number of Deemed Shares, or pursuant to any other agreement or financial instrument, hold more than 65% of the voting share capital of the Issuer.

B. Counterparty Representations, Warranties and Covenants. Counterparty represents, warrants and covenants to [*] on the Trade Date that:

(a)	Counterparty is entering into this Confirmation, the Transaction hereunder, the Related Agreement and the Related Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not, during the Initial Hedging Period, enter into or alter any “corresponding or hedging transaction or position” (within the meaning of Rule 10b5-1) with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that the Transaction entered into under this Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c);

(b)	During the Initial Hedging Period, the Hedging Party may effect transactions in Shares in connection with the Transaction. The timing of such transactions by the Hedging Party, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of the Hedging Party. Counterparty acknowledges and agrees that all such transactions shall be made in the Hedging Party’s sole judgment and for the Hedging Party’s own account;

(c)	Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether [*] (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with the Transaction, including, without limitation, over how, when or whether [*] (or its agent or Affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1;

(d)	Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding the Issuer or the Shares;

(e)	Other than, for the avoidance of doubt, the Restricted Period, Counterparty shall not take, and shall not permit the Issuer to take, any action that would cause a “restricted period” (as defined in Regulation M) to be applicable to any purchases of Shares, or of any security for which Shares are a “reference security” (as defined in Regulation M), by any “affiliated purchasers” (as defined in Regulation M) of the Issuer during the Initial Hedging Period unless Counterparty has provided written notice to [*] of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such restricted period (such notice, a “Notification of Restricted Period”). Counterparty acknowledges that any such notice may cause a Disrupted Day to occur and, accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7(B)(f) below as if references to the Public Announcement were to such notice (it being understood that the eight-Scheduled-Trading-Day Period set forth opposite “Valuation Disruption” shall not apply as a result of any such Disrupted Day). Counterparty shall promptly notify [*] of the end of any such restricted period (including the end of the Restricted Period) which, for purposes of the definition of “Target Daily Shares” above, shall be deemed to continue until the opening of the next regular trading session on the Exchange for the Shares after such notification; and

(f)	Counterparty:

(i)	will not, during the Initial Hedging Period, make or permit the Issuer to make, or, to the extent within its control, otherwise permit to be made, any Public Announcement unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange for the Shares) notify [*] following any such Public Announcement that such Public Announcement has been made (such notice, a “Notification of Public Announcement”);

(iii)	shall promptly notify [*] of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders (such notice, a “Notification of Completion of Merger Transaction Restricted Period”); and

(iv)	acknowledges that a Public Announcement may cause the terms of the Transaction to be adjusted; accordingly, Counterparty acknowledges that in making any Public Announcement, it must comply with the standards set forth in the provisions of Paragraph 7(B)(d) above. In addition, Counterparty agrees that all notices delivered pursuant to this sub-paragraph (f) shall be delivered by email to the address set out in the “Offices and Notices” provision below.

Counterparty undertakes promptly to inform [*] if any such representation is or becomes untrue or incorrect.

Counterparty acknowledges that [*] is entering into this Transaction and the Related Transaction in express reliance upon the above representations and undertakings.

C. Mutual Representations and Covenants. In addition to the representations, warranties and covenants in the Agreement and in this Confirmation, each party represents, warrants and covenants to the other party that:

(a)	It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended);

(b)	The offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (C) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws; and

(c)	Subject to Section 8, it will keep the terms of the Transaction and the Related Transaction, other than those terms disclosed in the Schedule 13D Amendment, confidential except (i) as is required (and only to such extent) for compliance with the disclosure obligations set out in Section 7(A)(c) above, (ii) if otherwise required by law, regulation or any stock exchange, (iii) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, institution or department of competent authority; (iv) in order to bring or establish a defence to any legal or regulatory proceeding, investigation, dispute or claim, (v) if now or later generally available to the public other than as a result of such party’s breach of this provision, (vi) disclosed to its Affiliates and its or their directors, officers, accountants, auditors, employees, outside counsel and other agents, or (vii) disclosed to any party with the consent of the other party.

For the purposes of the above representations and undertakings:

“Related Transaction” means the share swap transaction relating to Enel Americas SA’s American Depositary Receipts (Bloomberg Ticker: ENIA US Equity) between [*] and Counterparty with a trade date on or about the Trade Date of this Transaction as may be amended, supplemented or adjusted from time to time.

“Related Agreement” means the confirmation (including the ISDA Master Agreement of which such confirmation is deemed to be subject and to form a part) entered into between [*] and Counterparty in relation to the Related Transaction as may be amended, supplemented or adjusted from time to time.

8.       Non-confidentiality:

[*] and Counterparty agree that Counterparty and Counterparty’s employees, representatives, or other agents are authorized to disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of the transaction and all analyses that have been provided to Counterparty relating to such tax treatment and tax structure.

9.       Securities Contract:

The parties hereto intend that (i) [*] be a financial institution within the meaning of Section 101(22) of the U.S. Bankruptcy Code (the “Bankruptcy Code”), (ii) the Agreement and this Confirmation be a securities contract, as such term is defined in Section 741(7) of the Bankruptcy Code, (iii) each and every transfer of funds, securities and other property under the Agreement and this Confirmation be a settlement payment or a margin payment and a transfer, as such terms are used in Section 546(e) of the Bankruptcy Code, (iv) the rights given to [*] hereunder upon an Event of Default constitute a contractual right to cause the liquidation, termination or acceleration of a securities contract, a contraction right to offset or net out any termination value, payment amount or other transfer obligation and a contractual right under a security agreement or arrangement or other credit enhancement, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code, and (v) [*] be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

10.       Indemnification

[*]

11.        Designation by [*]:

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing [*] to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, [*] may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform [*]’s obligations in respect of the Transaction hereunder and any such designee may assume such obligations. [*] shall be discharged of its obligations to Counterparty only to the extent of any such performance.

12.       Waiver of Jury Trial:

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Trade data of this transaction has been reported pursuant to applicable E.U. law to the following swap data repository: DTCC Derivatives Repository Limited.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by email to [*]. If you have any questions regarding this Confirmation please contact [*].

Very truly yours,

[*]

By:

Name:

Title:    Authorised Signatory

[Signature page to Confirmation]

Accepted and confirmed as of

the date first above written

Enel S.p.A.

By:_________________________

Name:_______________________

Title:________________________

[Signature page to Confirmation]

Appendix 1

Form of Counterparty Election Notice

From: [ENEL contact details]

To: [*] (as [*] and Calculation Agent)

[*];

Counterparty Election Notice relating to Share Swap Transaction

[date]

Dear Sirs,

The purpose of this notice (this “Counterparty Election Notice”) is to amend certain of the terms and conditions of the share swap transaction (the “Transaction”) on common stock (ISIN CLP371861061) of Enel Americas SA entered into between [*] (“[*]”) and ENEL S.p.A. (the “Counterparty”) on a Trade Date of 28 June 2019, as evidenced by a Confirmation dated 28 June 2019 as amended or amended and restated from time to time (the “Confirmation”). This notice constitutes a Counterparty Election Notice for the purposes of the Confirmation.

Capitalised terms not otherwise defined in this letter shall have the same meanings given to them in the Confirmation.

[1. End of Initial Hedging Period. Pursuant to the definition of “Initial Hedging Period” appearing in the “Equity Amounts” section of the Confirmation, the Counterparty wishes to end the Initial Hedging Period on the effective date of this Counterparty Election Notice, as determined pursuant to the paragraph “Effective Date of Counterparty Election Notice” appearing in the “Equity Amounts” section of the Confirmation”.]

OR

[1. Beginning of Final Hedging Period. Pursuant to the definition of “Final Hedging Period Start Date” appearing in the “Equity Amounts” section of the Confirmation, the Counterparty wishes to commence the Final Hedging Period on [date] or, if later, the date falling two Scheduled Trading Days following the effective date of this Counterparty Election Notice, as determined pursuant to the paragraph “Effective Date of Counterparty Election Notice.]

OR

[1. Amendment of terms. With effect from the date determined pursuant to the paragraph “Effective Date of Counterparty Election Notice” appearing in the “Equity Amounts” section of the Confirmation, the following amendment[s] shall be made to the terms and conditions of the Transaction:

(a)	[The Maximum Number of Shares set out in the definition of “Maximum Number of Shares” appearing in the “Equity Amounts” section of the Confirmation shall be [•][1] or, if greater, the aggregate Number of Shares as at the effective date of this Counterparty Election Notice.]

(b)	[The price set out in the definition of “Maximum Share Reference Price” appearing in the “Equity Amounts” section of the Confirmation shall be [CLP][•]]

(c)	[The percentage in limb (b) of the definition of “Target Daily Shares” appearing in the “Equity Amounts” section of the Confirmation shall be [•][2]%]]

____________________

1Not to exceed the then prevailing Maximum Number of Shares

2Not to exceed [*]%

(d)	[The percentage in the definition of “Target Daily Rights” appearing in the “Equity Amounts” section of the Confirmation shall be [•][3]%]]

2.       Representations, Warranties and Undertakings. Paragraph 7, “Additional Representations and Undertakings” of the Confirmation shall apply with respect to this Counterparty Election Notice as if each of such representations, undertakings, warranties and covenants were set out in full herein and repeated on the date of this Counterparty Election Notice, save that references to the Transaction shall be references to the Transaction as amended by this Counterparty Election Notice.

3.       Governing law and Jurisdiction. The Governing Law and Jurisdiction provisions of the Agreement shall apply in respect of this Counterparty Election Notice.

Yours faithfully,

________________________ for and on behalf of ENEL S.pA.

____________________

3Not to exceed [*]%

Appendix 2

Form of On Exchange Transaction Request

From: [ENEL contact details]

To: [*]

[*]

On Exchange Transaction Request relating to Share Swap Transaction

[date]

Dear Sirs,

The purpose of this notice (this “On Exchange Transaction Request”) is to request a transaction pursuant to the terms and conditions of the share swap transaction (the “Transaction”) on common stock (ISIN CLP371861061) of Enel Americas SA entered into between [*] (“[*]”) and ENEL S.p.A. (the “Counterparty”) on a Trade Date of 28 June 2019, as evidenced by a Confirmation dated 28 June 2019 as amended or amended and restated from time to time (the “Confirmation”). This notice constitutes an On Exchange Transaction Request for the purposes of the Confirmation.

Capitalised terms not otherwise defined in this letter shall have the same meanings given to them in the Confirmation.

1.       On Exchange Transaction. The Counterparty wishes to enter into an On Exchange Transaction pursuant to the “On Exchange Transaction” section of the Confirmation with a proposed trade date of [•] as the On Exchange Transaction Trade Date.

2.       Representations, Warranties and Undertakings. Paragraph 7, “Additional Representations and Undertakings” of the Confirmation shall apply with respect to this On Exchange Transaction Request as if each of such representations, undertakings, warranties and covenants were set out in full herein and repeated on the date of this On Exchange Transaction Request, save that references to the Transaction shall be references to the Transaction and to the proposed On Exchange Transaction.

3.       Governing law and Jurisdiction. The Governing Law and Jurisdiction provisions of the Agreement shall apply in respect of this On Exchange Transaction Request.

Yours faithfully,

________________________ for and on behalf of ENEL S.pA.